Exhibit 10.4.56

Employment Agreement Amendment No. 2

This Employment Agreement Amendment No. 2 (this “Amendment”) is made September 12, 2013 between Harris Interactive Inc., a Delaware corporation (the “Company”), and Al Angrisani (the “Executive”).

This Amendment amends the Employment Agreement made between the Company and the Executive effective as of June 7, 2011, as amended by Employment Agreement Amendment No. 1 dated February 29, 2012 (collectively, the “Employment Agreement”). All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement.

1. Section 2.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

2.2 Performance Bonus

(a) The Executive shall be entitled to a performance bonus (“Performance Bonus”) for the fiscal year commencing July 1, 2013, pursuant to the terms of this Section 2.2.

(b) The Executive shall be entitled to receive a quarterly Performance Bonus (the “Quarterly Bonus”) for each quarter during the fiscal year commencing July 1, 2013, as follows: (i) $100,000 for the quarter ending September 30, 2013 if the Company generates during such quarter an amount of cash from operations, less amounts paid under the Company’s bonus plan for the fiscal year ended June 30, 2013 and any other extraordinary and non-recurring items as determined by the Compensation Committee of the Board (the “Quarterly Cash Generation”) equivalent to the amount of the Company’s quarterly principal bank payment due previously under its credit agreement (the “Minimum Quarterly Cash Generation”), as evidenced by the Company’s publicly reported financial statements, (ii) $100,000 for the quarter ending December 31, 2013 if the Quarterly Cash Generation is equivalent to the Minimum Quarterly Cash Generation, as evidenced by the Company’s publicly reported financial statements, (iii) $100,000 for the quarter ending March 31, 2014 if the Quarterly Cash Generation is equivalent to the Minimum Quarterly Cash Generation, as evidenced by the Company’s publicly reported financial statements, and (iv) $100,000 for the quarter ending June 30, 2014 if the Quarterly Cash Generation is equivalent to the Minimum Quarterly Cash Generation, as evidenced by the Company’s publicly reported financial statements; provided, however, the Quarterly Bonus for a quarter shall increase, on a pro-rata basis, up to a maximum of $150,000 at 200% of the Minimum Quarterly Cash Generation. Each earned Quarterly Bonus shall be paid to the Executive following completion of the Company’s internal financial close process for the applicable quarter.

(c) The Executive shall be entitled to receive an annual Performance Bonus in the amount of $200,000 (the “Annual Bonus”) upon achievement of budgeted adjusted EBITDA (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense and restructuring and other charges) for the fiscal year ending June 30, 2014, as approved by the Board (“Budgeted EBITDA), subject to a cutback for attainment above 95% of Budgeted EBITDA and adjustment for any extraordinary and non-recurring items as determined by the Compensation Committee of the Board. The Annual Bonus shall be paid to the Executive in accordance with the Company’s practice for the payment of annual performance bonuses to its senior executives generally.

(d) If the Executive is terminated by the Company without Cause (as hereinafter defined) or the Executive terminates his employment for Good Reason (as hereinafter defined) prior to June 30, 2014, then the Executive shall be entitled to a pro-rata portion of the Performance Bonus for the fiscal year ending June 30, 2014 based on the level of attainment of the applicable operating performance goals at the time of termination, payable within thirty (30) days after the effective date of such termination; provided, however, if there is a Change in Control (as hereinafter defined) prior to June 30, 2014, then the Executive shall be entitled to (i) a Quarterly Bonus in the amount of $100,000 for each quarter ending subsequent to the Change in Control, payable on the last business day of each applicable quarter, and (ii) the Annual Bonus, payable on June 30, 2014, if the Executive’s date of termination has not occurred prior to such date; provided, further, if the Executive is terminated by the Company without Cause or the Executive terminates his employment for Good Reason prior to the payment of the amounts provided for in clauses (i) and (ii) immediately above, then such amounts shall be paid within thirty (30) days after the effective date of such termination.

2. The second and third sentences of Section 3.6(a) of the Employment Agreement, which were added under the February 29, 2012 amendment, are hereby clarified in part and amended in part to read in their entirety as follows:

In the event of a Change in Control on or prior to June 30, 2014, then the Executive may within the thirty (30) days following the Change in Control terminate his employment by giving the Company (or the successor in interest) ninety (90) days advance written notice. In such event, or, if during such period the Company (or the successor in interest) terminates the Executive’s employment without Cause, Section 3.5(a) shall have no further force or effect and, subject to Section 3.10, the Executive shall be entitled to a payment of $1,000,000 in a lump sum within thirty (30) days following the date of termination.

3. Section 5.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

5.1 Arbitration; Prevailing Party. Subject to the right of the Company to enforce the provisions of Section 4 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 5.7 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York County, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration, subject to the limitations contained in this Section 5.1. Should either party breach the terms of this Agreement, the prevailing party who seeks to enforce the terms and conditions of this

Agreement shall be entitled to recover its attorneys fee and disbursements; provided, however, that no award for legal fees or other fees and expenses shall be made against the Executive unless the arbitrator or court, as applicable, finds that the Executive’s position was frivolous or taken in bad faith.

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

[Signature Page Follows]

HARRIS INTERACTIVE INC.

By:	/s/ Howard Shecter
Howard Shecter Chairman of the Board

/s/ Al Angrisani
AL ANGRISANI

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